Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) dated March 16, 2015, relating to our audits of the consolidated financial statements and effectiveness of internal control over financial reporting, which appears in the Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) Annual Report on Form 10-K for the year ended December 31, 2014 and our report of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) dated October 6, 2015, relating to our audit of the retrospectively reclassified consolidated financial statements filed with the Securities and Exchange Commission in the Company’s Current Report on Form 8-K dated October 6, 2015.

/s/ SQUAR MILNER LLP

Squar Milner LLP

Los Angeles, California

October 6, 2015